Exhibit 10.55
SIXTH AMENDMENT TO CREDIT AGREEMENT
          THIS SIXTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of June 22, 2010, by and among WELLS FARGO CAPITAL FINANCE, LLC (formerly known as Wells Fargo Foothill, LLC), a Delaware limited liability company, as the arranger and administrative agent (“Agent”) for the Lenders (as defined in the Credit Agreement referred to below), the Lenders party hereto and REALPAGE, INC., a Delaware corporation (the “Borrower”).
          WHEREAS, Borrower, Agent, and Lenders are parties to that certain Credit Agreement dated as of September 3, 2009 (as amended, restated, modified or supplemented from time to time, the “Credit Agreement”); and
          WHEREAS, Borrower has requested that Agent and the Lenders amend the Credit Agreement in certain respects.
          NOW THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows:
          1. Defined Terms. Unless otherwise defined herein, capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Credit Agreement.
          2. Amendments to Credit Agreement. Subject to the terms and conditions set forth herein, the Credit Agreement is hereby amended as follows:
          (a) Section 2.2 of the Credit Agreement is hereby amended and restated in its entirety as follows:
          2.2 Term Loan.
          On the Closing Date, the Lenders then party to this Agreement made term loans to Borrower in the aggregate principal amount of $35,000,000 (such term loans, collectively, the “Original Term Loan”). On the Fourth Amendment Effective Date, the Lenders then party to this Agreement made additional term loans to Borrower in the aggregate principal amount of $10,000,000 (such additional term loans, collectively, the “Additional Term Loan”). In addition, at the election of, and on a date or dates (each of which shall be a Business Day) identified by, Borrower, each Lender with a Term Loan Commitment agrees (severally, not jointly or jointly and severally) to make delayed draw term loans to Borrower (such delayed draw term loans, collectively, the “Delayed Draw Term Loan”) during the Delayed Draw Funding Period in separate draws (each such draw, a “Delayed Term Loan Draw”) up to the maximum amount set forth beside such Lender’s name on Schedule C-2; provided that (a) the aggregate principal amount of any such Delayed Term Loan Draw shall not be less than $10,000,000, (b) after giving effect to any such Delayed Term Loan Draw, the aggregate original principal amount of the Delayed Term Loan Draws shall not exceed the Delayed Draw Term Loan Amount and (c) the conditions precedent set forth in Section 3.2 shall have been satisfied. Each Delayed Term Loan Draw shall be made by a written request by an Authorized Person delivered to Agent. Such notice must be received by Agent no later than 10:00 a.m. (California time) on the Business Day prior to the date that is the requested funding date of the Delayed Term Loan Draw specifying the amount of such Delayed Term Loan Draw. At Agent’s election, in lieu of delivering the above-described written request, any Authorized Person may give Agent telephonic notice of such request by the required time. In such circumstances, Borrower agrees that any such telephonic notice will be confirmed in writing within 24 hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request. When funded, each Delayed Term Loan Draw shall become part of, and have all of the terms and

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conditions applicable to (including without limitation in respect of pricing, repayments and maturity), the Term Loan for all purposes hereunder and under the other Loan Documents and shall be secured by the Collateral in all respects. The principal of the Term Loan shall be repaid in quarterly installments on the last day of each fiscal quarter, each such quarterly installment in an amount equal to the Quarterly Term Loan Amortization Amount. The outstanding unpaid principal balance and all accrued and unpaid interest on the Term Loan shall be due and payable on the earlier of (i) the Maturity Date, and (ii) the date of the acceleration of the Term Loan in accordance with the terms hereof. All principal of, interest on, and other amounts payable in respect of the Term Loan shall constitute Obligations.
          (b) Section 2.4(c)(ii) of the Credit Agreement is amended and restated in its entirety as follows:
          (ii) Term Loan Commitments. The Term Loan Commitments shall terminate upon the making of Term Loans in the aggregate amount of the Term Loan Commitments and shall be reduced by the original principal amount of each Delayed Term Loan Draw made by Lenders.
          (c) Section 2.4(e)(v) of the Credit Agreement is amended and restated in its entirety as follows:
          (v) Equity. Within 3 Business Days of the date of the issuance by Borrower or any of its Subsidiaries of any shares of its or their Stock (other than (A) in the event that Borrower or any of its Subsidiaries forms or capitalizes any Subsidiary in accordance with the terms hereof, the issuance by such Subsidiary of Stock to Borrower or such Subsidiary, as applicable, (B) the issuance of Stock of Borrower to directors, officers, consultants and employees of Borrower and its Subsidiaries pursuant to stock option plans (or other employee incentive plans or other compensation arrangements) approved by the Board of Directors, (C) the issuance of Stock of Borrower to finance the purchase consideration (or a portion thereof) in connection with a Permitted Acquisition, (D) the issuance of Stock of Borrower the proceeds of which are used to pay or prepay the Preferred Shareholder Notes, (E) the issuance of Stock of Borrower for an aggregate sales price of an amount up to 5% of the equity valuation of Borrower on a fully-diluted basis before giving effect to such issuance; provided that the exception provided in this clause (E) shall only be available to Borrower once during the term of this Agreement and (F) so long as the IPO Conditions have been satisfied, the issuance of Stock of Borrower in connection with an IPO), Borrower shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such issuance. The provisions of this Section 2.4(e)(v) may be waived by Agent in its discretion and shall not be deemed to be implied consent to any such issuance otherwise prohibited by the terms and conditions of this Agreement.
          (d) Section 2.4(e)(vii) of the Credit Agreement is amended and restated in its entirety as follows:
          (vii) Change of Control. Borrower shall immediately prepay the Obligations in full in cash upon the consummation of a Change of Control other than, so long as the IPO Conditions have been satisfied, a Change of Control resulting from an IPO.

          (e) Section 2.10 of the Credit Agreement is amended and restated in its entirety as follows:
          2.10 Fees.
          (a) Borrower shall pay to Agent, for the account of Agent, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter.
          (b) Borrower shall pay to Agent, for the ratable account of those Lenders with Revolver Commitments, on the first day of each month from and after the Closing Date up to the first day of the month prior to the Payoff Date and on the Payoff Date, an unused line fee in an amount equal to 0.50% per annum times the result of (i) the Maximum Revolver Amount, less (ii) the average Daily Balance of the Revolver Usage during the immediately preceding month (or portion thereof).
          (c) Borrower shall pay to Agent, for the ratable account of those Lenders with Term Loan Commitments, on the first day of each month from and after the Sixth Amendment Effective Date up to the first day of the month prior to the Payoff Date and on the Payoff Date (or, if earlier, up to the date the Delayed Draw Term Loan has been advanced in full), a delayed draw term loan ticking fee in an amount equal to 0.50% per annum times the result of (i) the Delayed Draw Term Loan Amount, less (ii) the aggregate original principal amount of the Delayed Term Loan Draws made by such Lenders on or prior to such day.
          (d) If Borrower has sent a notice of termination pursuant to the provisions of Section 3.5, then on the date set forth as the date of termination of this Agreement in such notice, Borrower shall pay to Agent, for the ratable benefit of Agent and Co-Arranger according to their respective Pro Rata Shares (calculated under clause (d) of the definition of Pro Rata Share) as of the date immediately prior to the date of determination, in cash, the Applicable Prepayment Premium. In the event of a Prepayment for any other reason, including (i) acceleration of the Obligations as a result of the occurrence of an Event of Default, (ii) foreclosure and sale of, or collection of, the Collateral, (iii) sale of the Collateral in any Insolvency Proceeding, or (iv) the restructure, reorganization, or compromise of the Obligations by the confirmation of a plan of reorganization or any other plan of compromise, restructure, or arrangement in any Insolvency Proceeding, then, in view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to the Lender Group or profits lost by the Lender Group as a result of such Prepayment, and by mutual agreement of the parties as to a reasonable estimation and calculation of the lost profits or damages of the Lender Group, Borrower shall pay to Agent, for the ratable benefit of Agent and Co-Arranger according to their respective Pro Rata Shares (calculated under clause (d) of the definition of Pro Rata Share) as of the date immediately prior to the date of determination, in cash, the Applicable Prepayment Premium, measured as of the date of such Prepayment. For purposes of this Section 2.10(d), “Applicable Prepayment Premium” means, as of any date of determination, an amount equal to (A) during the First Period, 1% times the sum of (i) the Maximum Revolver Amount on the date immediately prior to the date of determination, plus (ii) the outstanding principal balance of the Term Loan on the date immediately prior to the date of determination, (B) during the Second Period, 0.50% times the sum of (i) the Maximum Revolver Amount on the date immediately prior to the date of determination, plus (ii) the outstanding principal balance of the Term Loan on the date immediately prior to the date of determination, and (C) from and after the date that is the second anniversary of the Sixth Amendment Effective Date, zero percent.

          (e) (i) If Borrower makes an optional prepayment of the Term Loan pursuant to Section 2.4(d)(ii) or any mandatory prepayment pursuant to Sections 2.4(e)(iv) or (v), then on the date of such prepayment, Borrower shall pay to Agent, for the ratable benefit of Agent and Co-Arranger according to their respective Pro Rata Shares (calculated under clause (c) of the definition of Pro Rata Share) as of the date immediately prior to the date of determination, in cash, the Applicable Partial Prepayment Premium determined as of such date. For purposes of this Section 2.10(e)(i), “Applicable Partial Prepayment Premium” means as of any date of determination an amount equal to (A) during the First Period, 1% times the amount of the principal balance of the Term Loan prepaid on such date, (B) during the Second Period, 0.50% times the amount of the principal balance of the Term Loan prepaid on such date, and (C) from and after the date that is the second anniversary of the Sixth Amendment Effective Date, zero percent; provided that Borrower may optionally prepay the Term Loan pursuant to Section 2.4(d)(ii) of the Credit Agreement in an amount up to 10% of the outstanding principal balance of the Term Loan in any fiscal year of Borrower without payment of the Applicable Partial Prepayment Premium unless a Prepayment occurs within 90 days following such prepayment (and, in which case, Borrower shall pay to Agent, in cash, the Applicable Partial Prepayment Premium in accordance with this Section 2.10(e)(i) and the Applicable Prepayment Premium in accordance with Section 2.10(d)).
          (ii) If Borrower has sent a notice of reduction of the Revolver Commitments pursuant to the provisions of Section 2.4(c)(i), then on the date set forth as the date of reduction in such notice, Borrower shall pay to Agent, for the ratable benefit of Agent and Co-Arranger according to their respective Pro Rata Shares (calculated under clause (a) of the definition of Pro Rata Share) as of the date immediately prior to the date of determination, in cash, the Applicable Revolver Reduction Premium determined as of such date. For purposes of this Section 2.10(e)(ii), “Applicable Revolver Reduction Premium” means, as of any date of determination, an amount equal to (A) during the First Period, 1% times the amount of the reduction of the Revolver Commitments on such date, (B) during the Second Period, 0.50% times the amount of the reduction of the Revolver Commitments on such date, and (C) from and after the date that is the second anniversary of the Sixth Amendment Effective Date, zero percent; provided that Borrower may reduce the Revolver Commitments pursuant to the provisions of Section 2.4(c)(i) without payment of the Applicable Revolver Reduction Premium unless a Prepayment occurs within 90 days following such reduction (and, in which case, Borrower shall pay to Agent, in cash, the Applicable Revolver Reduction Premium in accordance with this Section 2.10(e)(ii) and the Applicable Prepayment Premium in accordance with Section 2.10(d)).
          (f) Section 3.3 of the Credit Agreement is amended by deleting the reference to “June 30, 2013” where it appears therein and substituting “June 30, 2014” therefor.
          (g) Section 6.8 of the Credit Agreement is amended and restated in its entirety as follows:
          6.8 Change of Control.
          Cause, permit, or suffer, directly or indirectly, any Change of Control (other than, so long as the IPO Conditions have been satisfied, a Change of Control resulting from an IPO) unless the Obligations are paid in full in cash pursuant to Section 2.4(e)(vii).

          (h) The table set forth in Section 7(a) of the Credit Agreement is amended and restated in its entirety as follows:

Applicable Ratio	Applicable Period
1.15:1.00	For the 12 month period ending June 30, 2010
1.225:1.00	For the 12 month period ending July 31, 2010
1.225:1.00	For the 12 month period ending August 31, 2010
1.225:1.00	For the 12 month period ending September 30, 2010
1.25:1.00	For the 12 month period ending October 31, 2010 and for each 12-month period ending on the last day of a month thereafter
          (i) The table set forth in Section 7(c) of the Credit Agreement is amended and restated in its entirety as follows:

			Fiscal Year 2013
			and each Fiscal
Fiscal Year 2010	Fiscal Year 2011	Fiscal Year 2012	Year thereafter
$12,000,000	$13,200,000	$14,400,000	$15,500,000
          (j) Section 8 of the Credit Agreement is hereby amended by (i) deleting “or” where it appears at the end of Section 8.11, (ii) deleting “.” where it appears at the end of Section 8.12 and substituting “; or” therefor and (iii) adding the following as a new Section 8.13:
     8.13 If Borrower shall have failed to repay the Senior Subordinated Debt in full on or before December 31, 2010 pursuant to terms and conditions satisfactory to Agent and the Required Lenders, unless on or before such date the scheduled maturity date of the Senior Subordinated Debt shall have been extended until at least August 1, 2014.
          (k) Clause (xi) of Section 14.1(a) of the Credit Agreement is amended and restated in its entirety as follows:
          (xi) change the definition of Borrowing Base, Credit Amount or any of the defined terms that are used in such definition to the extent that any such change results in more credit being made available to Borrower based upon the Borrowing Base or the Credit Amount, but not otherwise, or the definitions of Maximum Revolver Amount, Term Loan Amount, Additional Term Loan Amount or Delayed Draw Term Loan Amount.
          (l) Schedule 1.1 to the Credit Agreement is amended to add the following defined terms in appropriate alphabetical order:
          “Delayed Draw Funding Period” means the period commencing on the Sixth Amendment Effective Date and ending on December 22, 2011.
          “Delayed Draw Term Loan Amount” means $30,000,000.

          “First Period” means the period from and after the Sixth Amendment Effective Date up to (but not including) the date that is the first anniversary of the Sixth Amendment Effective Date.
          “IPO” means an initial public offering of Borrower’s Stock.
          “IPO Conditions” means, with respect to an IPO, (i) no Event of Default is in existence at the time such IPO is consummated by Borrower and (ii) such IPO is consummated by Borrower on or before December 31, 2010.
          “Prepayment” means the payment in full of the Obligations at any time prior to the Maturity Date.
          “Quarterly Term Loan Amortization Amount” means, as of any date of determination, an amount equal to the product of 3.75% times the sum of the outstanding principal balance of the Term Loan on the Sixth Amendment Effective Date plus the original principal amount of each Delayed Term Loan Draw made on or prior to such date of determination.
          “Second Period” means the period from and including the date that is the first anniversary of the Sixth Amendment Effective Date up to (but not including) the date that is the second anniversary of the Sixth Amendment Effective Date.
          “Sixth Amendment” means the Sixth Amendment to Credit Agreement dated as of the Sixth Amendment Effective Date among Borrower, Agent and the Lenders party thereto.
          “Sixth Amendment Effective Date” means June 22, 2010.
           (m) The defined term “Base LIBOR Rate” set forth in Schedule 1.1 of the Credit Agreement is amended and restated in its entirety as follows:
          “Base LIBOR Rate” means the rate per annum, determined by Agent in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate, to be the rate at which Dollar deposits (for delivery on the first day of the requested Interest Period) are offered to major banks in the London interbank market 2 Business Days prior to the commencement of the requested Interest Period, for a term and in an amount comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Borrower in accordance with the Agreement, which determination shall be conclusive in the absence of manifest error.
           (n) The defined term “Base Rate” set forth in Schedule 1.1 of the Credit Agreement is amended and restated in its entirety as follows:
          “Base Rate” means the greatest of (a) the Federal Funds Rate plus 1/2%, (b) the Base LIBOR Rate (which rate shall be calculated based upon an Interest Period of 3 months and shall be determined on a daily basis), plus 1%, and (c) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.

           (o) The defined term “Base Rate Margin” set forth in Schedule 1.1 of the Credit Agreement is amended and restated in its entirety as follows:
          “Base Rate Margin” means 0.75 percentage points.
           (p) The defined term “Credit Amount” set forth in Schedule 1.1 of the Credit Agreement is amended and restated in its entirety as follows:
          “Credit Amount” means the lesser of (a) $81,875,000 and (b) the result of (i) 65% times (ii) Borrower’s TTM Recurring Revenue for the most recently completed trailing twelve consecutive month period calculated as of the last month for which financial statements have most recently been delivered pursuant to Section 5.1 of the Agreement.
           (q) The defined term “LIBOR Rate Margin” set forth in Schedule 1.1 of the Credit Agreement is amended and restated in its entirety as follows:
          “LIBOR Rate Margin” means 3.50 percentage points.
           (r) Clause (k) of the defined term “Permitted Acquisition” set forth in Schedule 1.1 of the Credit Agreement is amended and restated in its entirety as follows:
          (k) the purchase consideration payable in respect of all Permitted Acquisitions consummated after the Sixth Amendment Effective Date (including Earn-outs and other deferred payment obligations (including Holdbacks)) shall not exceed $11,000,000 in the aggregate.
           (s) The defined term “Term Loan” set forth in Schedule 1.1 of the Credit Agreement is amended and restated in its entirety as follows:
          “Term Loan” means, collectively, the Original Term Loan, the Additional Term Loan and the Delayed Draw Term Loan.
           (t) Schedule C-1 to the Credit Agreement is replaced with Schedule C-1 attached hereto.
           (u) Schedule C-2 to the Credit Agreement is replaced with Schedule C-2 attached hereto.
           3. Continuing Effect. Except as expressly set forth in Section 2 of this Amendment, nothing in this Amendment shall constitute a modification or alteration of the terms, conditions or covenants of the Credit Agreement or any other Loan Document, or a waiver of any other terms or provisions thereof, and the Credit Agreement and the other Loan Documents shall remain unchanged and shall continue in full force and effect, in each case as amended hereby.
           4. Reaffirmation and Confirmation. Borrower hereby ratifies, affirms, acknowledges and agrees that the Credit Agreement and the other Loan Documents to which it is a party represent the valid, enforceable and collectible obligations of Borrower, and further acknowledges that there are no existing claims, defenses, personal or otherwise, or rights of setoff whatsoever with respect to the Credit Agreement or any other Loan Document. Borrower hereby agrees that this Amendment in no way acts as a release or relinquishment of the Liens and rights securing payments of the Obligations. The Liens and rights securing payment of the Obligations are hereby ratified and confirmed by Borrower in all respects.

           5. Conditions to Effectiveness. This Amendment shall become effective upon the satisfaction of the following conditions precedent:
           (a) Agent shall have received four (4) original copies of this Amendment executed and delivered by Agent, the Lenders and the Loan Parties;
           (b) Agent shall have received copies of each of the other agreements, instruments, opinions, certificates and other documents, fully executed where applicable, described in the closing list attached as Exhibit A hereto required to be delivered on or prior to the date hereof and such other documents, agreements and instruments as may be reasonably required by Agent in connection with this Amendment, each in form and substance reasonably satisfactory to Agent;
           (c) Agent shall have received payment of the Delayed Draw Term Loan Commitment Fee (as defined in Section 6 hereof); and
           (d) No Default or Event of Default shall have occurred and be continuing on the date hereof or as of the date of the effectiveness of this Amendment.
           6. Delayed Draw Term Loan Commitment Fee. Borrower hereby agrees to pay Agent, for the account of each Lender, a commitment fee (the “Delayed Draw Term Loan Commitment Fee”) in an aggregate amount equal to 1.00% of the amount set forth beside such Lender’s name on Schedule C-2 to the Credit Agreement (as amended hereby), which Delayed Draw Term Loan Commitment Fee shall be fully earned, non-refundable and due and payable in full on the Sixth Amendment Effective Date. The Delayed Draw Term Loan Commitment Fee constitutes Obligations and is in addition to any other fees payable by Borrower under the Credit Agreement or any other Loan Document.
           7. Representations and Warranties. In order to induce Agent and Lenders to enter into this Amendment, each Loan Party hereby represents and warrants to Agent and Lenders that:
           (a) After giving effect to this Amendment, all representations and warranties contained in the Loan Documents to which such Loan Party is a party are true and correct in all material respects on and as of the date of this Amendment (except to the extent any representation or warranty expressly related to an earlier date and except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality or dollar thresholds in the text thereof);
           (b) No Default or Event of Default has occurred and is continuing; and
           (c) This Amendment and the Loan Documents, as amended hereby, constitute legal, valid and binding obligations of such Loan Party and are enforceable against such Loan Party in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally.
           8. Miscellaneous.
           (a) Expenses. Borrower agrees to pay on demand all reasonable costs and expenses of Agent and the Lenders (including reasonable attorneys fees) incurred in connection with the preparation, negotiation, execution, delivery and administration of this Amendment and all other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith. All obligations provided herein shall survive any termination of this Amendment and the Credit Agreement as amended hereby.
           (b) Choice of Law and Venue; Jury Trial Waiver; Reference Provision. Without limiting the applicability of any other provision of the Credit Agreement or any other Loan Document, the terms and provisions set forth in Section 12 of the Credit Agreement are expressly incorporated herein by reference.

           (c) Counterparts. This Amendment may be executed in any number of counterparts, and by the parties hereto on the same or separate counterparts, and each such counterpart, when executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment.
           9. Release.
           (a) In consideration of the agreements of Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Loan Party, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and Lenders, and their successors and assigns, and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, each Lender and all such other Persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, controversies, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which such Loan Party or any of its successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment for or on account of, or in relation to, or in any way in connection with any of the Credit Agreement, or any of the other Loan Documents or transactions thereunder or related thereto.
           (b) Each Loan Party understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.
           (c) Each Loan Party agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.
[Signature Page Follows]

           IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized and delivered as of the date first above written.

REALPAGE, INC., a Delaware corporation
By:	/s/ Timothy J. Barker
Name:	Timothy J. Barker
Title:	Chief Financial Officer

WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as Agent and as a Lender
By:	/s/ Troy V. Erickson
Name:	Troy V. Erickson
Title:	Director

COMERICA BANK, a Texas Banking Association, as a Lender
By:	/s/ Charles Fell
Name:	Charles Fell
Title:	Vice President

CONSENT AND REAFFIRMATION
           Each Guarantor hereby (i) acknowledges receipt of a copy of the foregoing Sixth Amendment to Credit Agreement (the “Amendment”; capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Amendment), (ii) consents to Borrower’s execution and delivery of the Amendment; (iii) agrees to be bound by the Amendment (including Section 9 thereof); (iv) affirms that nothing contained in the Amendment shall modify in any respect whatsoever any Loan Document to which it is a party except as expressly set forth therein; and (v) ratifies, affirms, acknowledges and agrees that each of the Loan Documents to which such Guarantor is a party represents the valid, enforceable and collectible obligations of such Guarantor, and further acknowledges that there are no existing claims, defenses, personal or otherwise, or rights of setoff whatsoever with respect to the Credit Agreement or any other such Loan Document. Each Guarantor hereby agrees that the Amendment in no way acts as a release or relinquishment of the Liens and rights securing payments of the Obligations. The Liens and rights securing payment of the Obligations are hereby ratified and confirmed by such Guarantor in all respects. Although each Guarantor has been informed of the matters set forth herein and has acknowledged and agreed to same, each Guarantor understands that neither Agent nor any Lender has any obligation to inform any Guarantor of such matters in the future or to seek any Guarantor’s acknowledgment or agreement to future amendments, waivers or consents, and nothing herein shall create such a duty.
[Signature Page Follows]

OPSTECHNOLOGY, INC., a Delaware corporation
By:	/s/ Timothy J. Barker
Name:	Timothy J. Barker
Title:	Vice President and Treasurer

MULTIFAMILY INTERNET VENTURES, LLC, a California limited liability company
By:	/s/ Timothy J. Barker
Name:	Timothy J. Barker
Title:	Vice President and Treasurer

STARFIRE MEDIA, INC., a Delaware corporation
By:	/s/ Timothy J. Barker
Name:	Timothy J. Barker
Title:	Vice President and Treasurer

REALPAGE INDIA HOLDINGS, INC., a Delaware corporation
By:	/s/ Timothy J. Barker
Name:	Timothy J. Barker
Title:	Vice President and Treasurer

A.L. WIZARD, INC., a Delaware corporation
By:	/s/ Timothy J. Barker
Name:	Timothy J. Barker
Title:	Vice President and Treasurer

PROPERTYWARE, INC., a California corporation
By:	/s/ Timothy J. Barker
Name:	Timothy J. Barker
Title:	Vice President and Treasurer

43642 YUKON INC., a Yukon company
By:	/s/ Timothy J. Barker
Name:	Timothy J. Barker
Title:	Vice President and Treasurer

Schedule C-1
Commitments

	Revolver
Lender	Commitment	Term Loan[1]	Total Commitment
Wells Fargo Capital Finance, LLC	$6,250,000	$51,703,549.72	$57,953,549.72
Comerica Bank	$3,750,000	$20,171,450.28	$23,921,450.28
All Lenders	$10,000,000	$71,875,000	$81,875,000

[1]	A portion of the Term Loan in the amount of $35,000,000 was advanced on the Closing Date. A portion of the Term Loan in the amount of $10,000,000 was advanced on the Fourth Amendment Effective Date. As of the Sixth Amendment Effective Date, the outstanding principal balance of the Term Loan was $41,875,000. During the Delayed Draw Funding Period, subject to the terms and conditions of the Credit Agreement, Borrower may request Delayed Term Loan Draws in an aggregate original principal amount not to exceed $30,000,000. The Term Loan Commitments shall terminate upon the making of the Term Loan and shall be reduced by the original principal amount of each Delayed Term Loan Draw made by Lenders.

Schedule C-2
Share of Delayed Draw Term Loan Amount

Share of Delayed Draw
Lender	Term Loan Amount
Wells Fargo Capital Finance, LLC	$25,000,000
Comerica Bank	$5,000,000
All Lenders	$30,000,000